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                                                                   EXHIBIT 10.45

                              EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into as of February 14, 2004 between INSIGHT ENTERPRISES, INC., a Delaware corporation. ("Company") and
P. Robert Moya ("Executive") to be effective as of November 1, 2003.

                                 R E C I T A L S

         A. Executive is currently employed by Company in the positions of Chief Administrative Officer, Executive Vice President, General Counsel and Secretary.

         B. Executive and Company are parties to an Employment Agreement that was entered into as of October 10, 2003 (the "Old Agreement").

         C. Company has decided to offer Executive a new employment agreement, the terms and provisions of which are set forth below.

                  NOW, THEREFORE, IT IS HEREBY MUTUALLY AGREED AS FOLLOWS:

         1.       TERMS OF AGREEMENT.

                  (a) REPLACEMENT OF OLD AGREEMENT. Except as specifically provided in this Agreement, this Agreement shall replace and supersede the Old Agreement for all purposes as of November 1, 2003.

                  (b) INITIAL TERM. Executive shall be employed by Company for the duties set forth in Section 2 for a two-year term, commencing as of November 1, 2003 and ending on October 31, 2005 (the "Initial Term"), unless sooner terminated in accordance with the provisions of this Agreement.

                  (c) RENEWAL TERM; EMPLOYMENT PERIOD DEFINED. The period of time Executive is employed by Company under this or any successor Agreement shall be referred to as the "Employment Period." On each successive day after the commencement of the Initial Term, without further action on the part of Company or Executive, the Employment Period shall be automatically renewed for a new 2-year term dated effective and beginning upon each such successive day (the "Renewal Term"); provided, however, that Company may notify Executive, or the Executive may notify the Company, at any time, that there shall be no renewal of the Employment Period, and in the event of such notice, the Employment Period shall immediately cease to renew and shall terminate naturally at the end of the then current Renewal Term. No severance or other post-termination compensation will be due or payable in the event of a termination resulting from non-renewal.

         2.       POSITION AND DUTIES.

                  (a) JOB DUTIES. Company does hereby employ, engage and hire Executive as an Executive Vice President and as the Chief Administrative Officer, General Counsel and the Secretary of Company, and Executive does hereby accept and agree to such employment, engagement, and hiring. Executive's duties and authority during the Employment Period shall be such executive and managerial duties as the Board of Directors of the Company (the "Board") shall reasonably determine. Executive will devote full time on behalf of the Company, or such lesser amount of time as the Board may determine, reasonable absences because of illness, personal and family exigencies excepted.

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                                                                   EXHIBIT 10.45

                  (b) BEST EFFORTS. Executive agrees that at all times during the Employment Period he will faithfully, and to the best of his ability, experience and talents, perform the duties that may be required of and from him and fulfill his responsibilities hereunder pursuant to the express terms hereof. Executive's ownership of, or participation (including any board memberships) in, any entity (other than Company) must be disclosed to the Board; provided, however, that Executive need not disclose any equity interest held in any public company or any private company that is not engaged in a competing business as defined in Section 10 of this Agreement when such interest constitutes less than 5% of the issued and outstanding equity of such public or private company.

         3.       COMPENSATION.

                  (a) BASE SALARY. Beginning on November 1, 2003, Company shall pay Executive a "Base Salary" in consideration for Executive's services to Company at the rate of $325,000 per annum. The Base Salary shall be payable as nearly as possible in equal semi-monthly installments or in such other installments as are customary from time to time for Company's executives. The Base Salary may be adjusted from time to time in accordance with the procedures established by Company for salary adjustments for executives, provided that the Base Salary shall not be reduced.

                  (b) INCENTIVE COMPENSATION.

                  (1) Executive shall also be permitted to participate in such incentive compensation plans as are adopted by the Board from time to time. Executive's Incentive Compensation for the fourth quarter of FY2003 shall be as provided in the Old Agreement. Beginning with FY 2004, Executive shall be entitled to an incentive bonus, calculated and payable annually, based upon the Company's reported diluted earnings per share ("EPS") provided that the Company's EPS exceeds the EPS reported for FY 2003 (the "Minimum"). For FY 2004, so long as the Minimum is satisfied, Executive shall receive a bonus equal to 450,000 times Company's reported EPS for FY 2004, less $100,000; provided that such incentive amount shall not exceed $675,000, less $100,000. Certain quarterly payments may be made with respect to the first three quarters of the year as provided in the Section 3(b)(2), below. The Compensation Committee of the Board (the "Committee") may, but is not required to, award additional bonus amounts for extraordinary performance or to adjust for inequities resulting from application of the formula. During the last half of each year beginning in 2004, the Committee, with input from senior management (including Executive) shall review the incentive compensation plan or formula currently in place in light of all relevant circumstances and business conditions, and shall, in its discretion and business judgment, determine whether to provide incentive compensation for the following year and, if so, make a determination as to the appropriate incentive formula or incentive allocation for Executive for such following year; provided that $100,000 shall be deducted from the bonus payable for 2005 after application of the applicable formula. The incentive formula shall be the same as that used for the most senior executives of Company whose incentive is based on Company-wide performance, though the amount of participation, if any, shall be at the discretion of the Committee.

                  (2) Quarterly payments shall be made as provided in this subsection (2). The annual threshold number based on the incentive formula, or Minimum, shall be prorated based on the quarterly budgets for the year in question. If the prorated quarterly Minimum is achieved in any quarter, Company will calculate the bonus that would be payable (assuming the annual Minimum is achieved) based on actual performance of the particular quarter. A percentage of this amount will be paid as a quarterly bonus. The percentage shall be 75% for 2004, 60% for 2005 and 50% for 2006 and later years.

At the end of the year, the total bonus payable will be calculated. After deduction of actual amounts paid during the year, any additional amounts due will be paid. Clawbacks, or required repayments, are possible, but not

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                                                                   EXHIBIT 10.45

mandatory, and shall be subject to the procedures and standards described below. Any clawbacks shall be in the form of decreases in future bonuses on a schedule as determined by the Committee. If Executive's employment is terminated for any reason, any unpaid clawback amounts will be deducted from any severance compensation or shall be owed to Company by Executive after such termination.

LIMITATION ON CLAWBACKS:

     If 90% of the annual threshold is reached, there will be no clawback of any bonuses paid for the first three quarters.

     If 100% of the prior year's actual earnings per share are reached, there will be no clawback of any bonuses paid for the first three quarters.

     If 75% of the annual threshold is reached, the clawback cannot exceed 50% of the bonuses paid for the first three quarters.

OTHER STEPS REQUIRED BEFORE A CLAWBACK WILL BE INSTITUTED. A clawback will not be not automatic. The Committee must decide to institute all or any part of a permitted clawback.

In determining whether there should be a clawback, the Committee shall consider at least all of the following factors: (1) the exent to which there were (a) changes in accounting policies, tax provisions or regulations not anticipated at the beginning of the year; (b) unusual or "one-time" occurrences not within the reasonable control of the Company; or (c) extraordinary steps taken by the Company that had an effect on financial performance but were in the longer term interests of the Company; (2) the extent to which actual results for the peers of Company is favorable or unfavorable vis-a-vis the Company; (3) industry trends and results for the year; and (4) other factors presented by the Chief Executive Officer.

POSSIBILITY OF BONUSES WITHOUT REGARD TO EARNINGS. The Committee shall also have the discretion to award bonuses quarterly, or after the completion of any year, based upon the factors enumerated above, regardless of whether or not the Company achieves the annual threshold number.

                  (3) Each final annual bonus payment, if any, shall be paid within the 30 days following the date of the year-end earnings press release.

                  (c) SIGNING BONUS. Executive shall be paid signing-bonus amounts, each of which shall be in the amount of $100,000, on each of March 15, 2004 and January 14, 2005. It shall be a condition precedent to each such payment that on the date such payment is due, Executive is still employed by the Company.

                  (d) EQUITY COMPENSATION. Executive shall also be permitted to participate in such equity compensation plans as are adopted by the Board from time to time. During the last half of each year beginning in 2004, the Committee, with input from senior management (including Executive) shall review the equity compensation plan or formula in light of all relevant circumstances and business conditions, and shall, in its discretion and business judgment, determine whether to provide equity compensation for the following year and, if so, make a determination as to the appropriate equity formula or equity allocation for Executive for such following year. The equity formula shall be the same as that used for the most senior executives of Company whose incentive is based on Company-wide performance, though amount of equity participation, if any, shall be at the discretion of the Committee.

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                                                                   EXHIBIT 10.45

                  (e) INCENTIVE AND BENEFIT PLANS. Executive will be entitled to participate in those incentive compensation and benefit plans reserved for the Company's executives, including any stock option plan maintained by the Company, in accordance with the terms of such compensation and benefit plans. Additionally, the Executive shall be entitled to participate in any other benefit plans sponsored by Company, including but not limited to, any retirement, 401(k), or savings plans, life insurance plan and health insurance plan available generally either to employees or to senior executives of Company from time to time, subject to any restrictions specified in, or amendments made to, such plans. The Executive shall be entitled to four (4) weeks vacation during the calendar year, and such additional vacation time as the Board shall approve, with such vacation to be carried over, scheduled and taken in accordance with the Company's standard vacation policies.

         4.       BUSINESS EXPENSES.

                  The Company will reimburse Executive for any and all necessary, customary and usual expenses which are incurred by Executive on behalf of Company, provided Executive provides Company with receipts to substantiate the business expense in accordance with Company's policies or otherwise reasonably justifies the expense to the Company.

         5.       DEATH OR DISABILITY.

                  (a) DEATH. This Agreement shall terminate upon Executive's death. Until the Company adopts a comprehensive program relating to death and disability for executives, if Executive dies prior to October 10, 2005 while this Agreement is in effect, Executive's estate shall be entitled to receive all of the payments and benefits provided by Sections 6(c), 6(d) and 6(e), including those with respect to incentive compensation, and otherwise in this Agreement to the same extent as if this Agreement had been terminated by Company without Cause. After the earlier to occur of (i) the time such a comprehensive program has been adopted and is in effect with respect to Executive, or (ii) October 10, 2005, Executive's estate shall be entitled to receive the Base Salary due through the date of his death and within the 30 days following the date of the year-end earnings press release, a prorated portion of any incentive compensation to which Executive would have been entitled (had Executive not died) for the year in which this Agreement terminated due to Executive's death, but no Base Salary or other payment or benefit will be payable for time periods after death except as expressly provided in this paragraph or elsewhere in this Agreement.

                  (b) DISABILITY. This Agreement shall also terminate in the event of Executive's "Disability". For purposes of this Agreement, "Disability" means the total and complete inability of Executive to perform the essential duties associated with his normal position with Company (after any accommodations required by the Americans with Disabilities Act or applicable state law) due to a physical or mental injury or illness that occurs while Executive is actively employed by Company. Any dispute concerning whether Disability has occurred will be determined by a physician selected by mutual agreement of Company and Executive. Until the Company adopts a comprehensive program relating to death and disability for executives, if this Agreement is terminated due to Executive's Disability prior to October 10, 2005, Executive shall be entitled to receive all of the payments and benefits provided by Sections 6(c), 6(d) and 6(e), including those with respect to incentive compensation, and otherwise in this Agreement to the same extent as if this Agreement had been terminated by Company without Cause. Company may not terminate this Agreement for Cause due solely to Executive's breach of Section 2 if such breach is the result of Executive's Disability. After the earlier to occur of (i) the time such a comprehensive program has been adopted and is in effect with respect to Executive, or (ii) October 10, 2005, if this Agreement is terminated due to Executive's Disability, Executive shall receive all of the payments and benefits called for by Section 6(c).

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                                                                   EXHIBIT 10.45

         6.       TERMINATION BY COMPANY.

                  (a) TERMINATION FOR CAUSE. Company may terminate this Agreement at any time during the Initial Term or any Renewal Terms for "Cause" upon written notice to Executive. If Company terminates this Agreement for "Cause," Executive's Base Salary shall immediately cease, and Executive shall not be entitled to severance payments, incentive compensation payments or any other payments or benefits pursuant to this Agreement, except for any vested rights pursuant to any benefit plans in which Executive participates and any accrued compensation, vacation pay and similar items. For purposes of this Agreement, the term "Cause" shall mean the termination of Executive's employment by Company for one or more of the following reasons:

                           (1) The criminal conviction for any felony involving
                  theft or embezzlement from Company or any affiliate;

                           (2) The criminal conviction for any felony involving
                  moral turpitude that reflects adversely upon the standing of Company in the community; or

                           (3) The criminal conviction for any felony involving
                  fraud committed against Company, any affiliate or any individual or entity that provides goods or services to, receives goods or services from or otherwise deals with Company or any affiliate.

                           (4) Acts by Executive that constitute repeated and
                  material violations of this Agreement, any written employment policies of Company or any written directives of Company. A violation will not be considered to be "repeated" unless such violation has occurred more than once and after receipt of written notice from Company of such violation.

                  Any termination of Executive when there is not Cause is "without Cause." If Company terminates Executive for Cause, and it is later determined as provided in Section 11 of this Agreement that Cause did not exist, Company will pay Executive the amount he would have received under this Agreement if his employment had been terminated by Company without Cause, plus interest at the Prime Rate published by the Wall Street Journal on the date of termination. Such payments and interest shall be calculated as of the effective date of the initial termination. Payment shall be made within fifteen (15) days after such later determination is made.

                  (b) TERMINATION WITHOUT CAUSE. Company also may terminate Executive's employment at any time during the Initial Term or any Renewal Term without Cause. If Company terminates this Agreement pursuant to this paragraph, Company shall provide Executive with ninety (90) days advance written notice. This Agreement shall continue during such notice period. The termination of this Agreement shall be effective on the ninetieth (90th) day (the "Termination Date") following the day on which the notice is given.

         Company may, at its discretion, place Executive on a paid administrative leave during all or any part of said notice period. During the administrative leave, Company may bar Executive's access to Company's offices or facilities if reasonably necessary to the smooth operation of Company, or may provide Executive with access subject to such reasonable terms and conditions as Company chooses to impose.

                  (c) CONTINUED COMPENSATION. Should Executive's employment by Company be terminated without Cause, Executive shall receive as a lump sum immediately upon such termination of the total amount of his Base Salary for the remainder of the Initial Term or Renewal Terms, if later, less 90 days, determined as if the employment of the Executive had not been terminated prior to the end of such term and as if the Executive had continued to perform all of his obligations under this Agreement and as an employee and officer of the Company.

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                                                                   EXHIBIT 10.45

Executive shall have no duty to mitigate damages in order to receive the compensation described by this Subsection and the compensation shall not be reduced or offset by other income, payments or profits received by Executive from any source.

                  (d) INCENTIVE COMPENSATION. Executive shall not be entitled to receive any incentive compensation payments for the fiscal year in which his employment is terminated for Cause or any later years. If Executive is terminated without Cause, Executive shall receive as a lump sum immediately upon such termination two (2) times the higher annual bonus that would have been awarded, based on the method of calculation then in effect, during the one of the two immediately preceding fiscal years which would produce the higher award. Executive shall have no duty to mitigate damages in order to receive the compensation described by this Subsection and the compensation shall not be reduced or offset by other income, payments or profits received by Executive from any source. If there was no binding incentive compensation program, policy, or practice in effect for any portion of the two years immediately prior to the effective date of the termination, Company, in the exercise of its discretion, may elect to pay Executive incentive compensation for the prorated portion, up to the date of termination, of the year in which his employment is terminated without Cause.

                  (e) OTHER PLANS. Except to the extent specified in this
Section 6 and as provided in this Subsection (e), termination of this Agreement shall not affect Executive's participation in, distributions from, and vested rights under any employee benefit, stock option, restricted stock or other equity-based plan of Company, which will be governed by the terms of those respective plans, in the event of Executive's termination of employment. If Executive is terminated without Cause, then Executive shall become fully vested in and under any and all stock option grants awarded prior to November 1, 2003 in which Executive had an interest, vested or contingent. If applicable law or the terms of such plan(s) prohibit such vesting, then Company shall pay Executive an amount equal to the value of the benefits and rights that would have, but for such prohibition, been vested. Except as otherwise provided herein, Executive shall have no duty to mitigate damages in order to receive the compensation described by this Subsection and the compensation shall not be reduced or offset by other income, payments or profits received by Executive from any source.

         7.       TERMINATION BY EXECUTIVE

                  (a) GENERAL. Executive may terminate this Agreement at any time, with or without "Good Reason." If Executive terminates this Agreement without Good Reason, Executive shall provide Company with ninety (90) days advance written notice. If Executive terminates this Agreement with Good Reason, Executive shall provide Company with thirty (30) days advance written notice. Company may, at its discretion, place Executive on a paid administrative leave during all or any part of any such notice period. During the administrative leave, Company may bar Executive's access to Company's offices or facilities if reasonably necessary to the smooth operation of Company, or may provide Executive with access subject to such reasonable terms and conditions as Company chooses to impose

                  (b) GOOD REASON DEFINED. For purposes of this Agreement, "Good Reason" shall mean and include each of the following (unless Executive has expressly agreed to such event in a signed writing):

                           (1) The removal of Executive's title of Executive
                  Vice President, Chief Administrative Officer, General Counsel and Secretary or the assignment to Executive of duties by Company that are not senior executive duties by nature except in connection with the termination of Executive's employment by Company either without Cause or for Cause, Executive's death or Disability, termination by Executive either with or without Good Reason, or the expiration of the Agreement without renewal.

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                                                                   EXHIBIT 10.45

                           (2) The recommended travel of Executive by the Board
                  in furtherance of Company business which is materially more extensive than at November 1, 2003 (the "Relevant Date").

                           (3) The assignment of Executive by the Company to a
                  location more than 50 miles from the present executive offices of the Company.

                           (4) Reduction by Company of Executive's Base Salary
                  as set forth in this Agreement or as the same may be increased from time to time.

                           (5) Failure by Company to compensate Executive
                  pursuant to the same incentive and equity formulas as are used for the most senior executives of Company whose incentive is based on Company-wide performance or to continue in effect any savings, life insurance, health and accident or disability plan in which Executive is participating on the Relevant Date (or plans which provide Executive with substantially similar benefits) or the taking of any action by Company which would adversely affect Executive's participation in or materially reduce his benefit under any of such plans or deprive him of any material fringe benefit enjoyed by him as of the Relevant Date or any later date. Amendment or modification of said plans, to the extent required pursuant to applicable federal law and the procedures set forth in the respective plan, or amendments of such plans that apply to either all employees generally or all senior executives shall not be considered to be "Good Reason" for purposes of this clause (5).

                           (6) Failure of Company to obtain a specific written
                  agreement satisfactory to Executive from any successor to the business, or substantially all the assets, of Company to assume this Agreement or issue a substantially similar agreement.

                           (7) The termination of this Agreement by Company
                  without Cause or any attempted termination by Company purportedly for Cause if it is thereafter determined that Cause did not exist under this Agreement with respect to the termination.

                           (8) Breach of any material provisions of this
                  Agreement by Company which is not cured within thirty (30) days after receipt by Company of written notice of such breach from Executive.

                           (9) Any action taken by Company over the specific,
                  contemporaneous, written objection of the Executive that is likely (i) to cause a material reduction in the value of this Agreement to Executive or (ii) to materially impair Executive's abilities to discharge his duties hereunder. This provision is not intended to affect either the Company's or Executive's right to terminate this Agreement as provided for elsewhere herein.

                  (c) EFFECT OF GOOD REASON TERMINATION. If Executive terminates this Agreement for Good Reason (as defined in Section 7(b)), it shall for all purposes be treated as a termination by Company without Cause.

                  (d) EFFECT OF TERMINATION WITHOUT GOOD REASON. If Executive terminates this Agreement without Good Reason, while the termination shall not be characterized as a termination for Cause, it shall for all purposes, result in the same compensation as a termination for Cause.

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                                                                   EXHIBIT 10.45

         8.       CHANGE IN CONTROL OF COMPANY

                  (a) GENERAL. Company considers the maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Company and its shareholders. Company recognizes that, as is the case with many publicly held corporations, the continuing possibility of an unsolicited tender offer or other takeover bid for Company may be unsettling to Executive and other senior executives of Company and may result in the departure or distraction of management personnel to the detriment of Company and its shareholders. The Board and the Committee have previously determined that it is in the best interests of Company and its shareholders for Company to minimize these concerns by making this Change in Control provision an integral part of this Employment Agreement, which would provide the Executive with a continuation of benefits in the event the Executive's employment with Company terminates under certain limited circumstances.

                  This provision is offered to help assure a continuing dedication by Executive to his duties to Company notwithstanding the occurrence of a tender offer or other takeover bid. In particular, the Board and the Committee believe it important, should Company receive proposals from third parties with respect to its future, to enable Executive, without being influenced by the uncertainties of his own situation, to assess and advise the Board whether such proposals would be in the best interests of Company and its shareholders and to take such other action regarding such proposals as the Board might determine to be appropriate. The Board and the Committee also wish to demonstrate to Executive that Company is concerned with his welfare and intends to see he is treated fairly.

                  (b) CONTINUED ELIGIBILITY TO RECEIVE BENEFITS. In view of the foregoing and in further consideration of Executive's continued employment with Company, if a Change in Control occurs, Executive shall be entitled to a lump-sum severance benefit provided in subparagraph (c) of this Section 8 if, prior to the expiration of twenty-four (24) months after the Change in Control, Executive notifies Company of his intent to terminate his employment with Company for Good Reason or Company terminates Executive's employment without Cause. If Executive triggers the application of this Section by terminating employment for Good Reason, he must do so within one hundred twenty (120) days following his receipt of notice of the occurrence of the last event that constitutes Good Reason. The full severance benefits provided by this Section shall be payable regardless of the period remaining until the expiration of the Agreement without renewal.

                  (c) RECEIPT OF BENEFITS. If Executive is entitled to receive a severance benefit pursuant to Section 8(b) hereof, Company will provide Executive with the following benefits:

                           (1) A lump sum severance payment within ten (10) days
                  following Executive's last day of work equal to the sum of (i) two (2) times the greater of Executive's annualized Base Salary in effect on the date of termination of employment or Executive's highest annualized Base Salary in effect on any date during the term of this Agreement and (ii) two (2) times the higher annual bonus that would have been awarded, based on the method of calculation then in effect, during the one of the two immediately preceding fiscal years which would produce the higher award.

                           (2) Executive shall be vested in any and all stock
                  bonus and stock option plans and agreements of Company in which Executive had an interest, vested or contingent. If applicable law prohibits such vesting, then Company shall pay Executive an amount equal to the value of benefits and rights that would have, but for such prohibition, have been vested in Executive.

                           (3) Executive shall be compensated in a manner
                  selected by the Company to provide for life, disability, accident and group health and dental insurance benefits, at substantially the levels

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                                                                   EXHIBIT 10.45

                  Executive was receiving immediately prior to his termination, for a period of time expiring upon the earlier of (i) the end of the period of 42 months following his termination of employment or (ii) the day on which he becomes eligible to receive any substantially similar continuing health care benefits under any plan or program of any other employer or source without being required to pay any premium with respect thereto. At Company's option, Company may satisfy the obligation to provide the benefits pursuant to this Section by either (1) paying for or reimbursing Executive at reasonable intervals for the actual cost of such benefits (and Executive shall cooperate with Company in all respects in securing and maintaining such benefits, including exercising all appropriate COBRA elections and complying with all terms and conditions of such coverage in a manner to minimize the cost),
                  (2) payment of a lump sum in the amount of the present value, discounted at Company's effective borrowing rate, of the premiums for such benefits for the continuing coverage period (which shall be calculated based on the conclusive presumption that the cost or premiums will remain constant at the rate existing for COBRA coverage immediately following termination), or (3) a combination of the foregoing options (for example, Company may elect to pay Executive's premiums during the period of time covered by COBRA, and thereafter pay a lump sum to cover the present value of the remaining cost).

         Executive shall have no duty to mitigate damages or loss in order to receive the benefits provided by this Section or in this Agreement. If Executive is entitled to receive the payments called for by this Section 8(c), Executive's right to receive the compensation provided by Section 6(c) or 7(c) shall to the extent of such payments be reduced.

                  (d) CHANGE IN CONTROL DEFINED. For purposes of this Agreement, a "Change in Control" means any one or more of the following events:

                           (1) When the individuals who, at the beginning of any
                  period of two years or less, constituted the Board cease, for any reason, to constitute at least a majority thereof unless the election or nomination for election of each new director was approved by the vote of at least two thirds of the directors then still in office who were directors at the beginning of such period;

                           (2) A change of control of the Company through a
                  transaction or series of transactions, such that any person (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 (1934 Act")), excluding affiliates of the Company as of the Effective Date, is or becomes the beneficial owner (as that term is used in Section 13(d) of the 1934 Act) directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

                           (3) Any merger, consolidation or liquidation of the
                  Company in which the Company is not the continuing or surviving company or pursuant to which stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the shares of stock immediately before the merger have the same proportionate ownership of common stock of the surviving company immediately after the merger;

                           (4) The shareholders of the Company approve any plan
                  or proposal for the liquidation or dissolution of the Company; or

                           (5) Substantially all of the assets of the Company
                  are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Section 1563 of the Code) in which the Company is a member at the Relevant Date.

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                                                                   EXHIBIT 10.45

                  (e) GOOD REASON DEFINED. For purposes of this Section, "Good Reason" shall have the meaning assigned to it in Section 7(b), except that for this purpose only, Section 7(b)(1) shall read, "[t]the failure of Company and any ultimately controling successor entity to continue Executive's titles of Executive Vice President, Chief Administrative Officer, General Counsel and Secretary or the assignment by Company or such successor entity of duties that are materially different from Executive's duties before the Change in Control or that are inconsistent with his position as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of Company and such ultimately controlling successor entity."

                  (f) NOTICE OF TERMINATION BY EXECUTIVE. Any termination by Executive under this Section 8 shall be communicated by written notice to Company which shall set forth generally the facts and circumstances claimed to provide a basis for such termination.

                  (g) GROSS-UP ALLOWANCE

                           (1) GENERAL RULES. The Code places significant tax
                  consequences on Executive and Company if the total payments made to Executive due, or deemed due, to a Change in Control exceed prescribed limits. For example, if Executive's "Base Period Income" (as defined below) is $100,000 and Executive's "Total Payments" exceed 299% of such Base Period Income (the "Cap"), Executive will be subject to an excise tax under
                  Section 4999 of the Code of 20% of all amounts paid to him in excess of $100,000. In other words, if Executive's Cap is $299,999, he will not be subject to an excise tax if he receives exactly $299,999. If Executive receives $300,000, he will be subject to an excise tax of $40,000 (20% of $200,000). In the event such a consequence occurs, for any reason, due to this Agreement or otherwise, Company shall pay to Executive a "gross-up allowance" equal in amount to the sum of (i) the excise tax liability of Executive on the Total Payments, and
                  (ii) all the total excise, income, and payroll tax liability of Executive on the "gross-up allowance," further increased by all additional excise, and income, and payroll tax liability thereon, which increase shall be part of the "gross-up allowance" for purpose of computing the gross-up allowance. Company shall indemnify and hold Executive harmless from such additional tax liability for the income and payroll tax arising from the "gross-up allowance" and all excise tax arising with respect to compensation and other payments made to Executive under this Agreement and excise, income, and payroll tax on the "gross-up allowance, and all penalties and interest thereon. The purpose and effect of the gross-up allowance is to cause Executive to have the same net compensation after income, excise, and payroll taxes that Executive would have if there was no tax under Code Section 4999.

                           (2) SPECIAL DEFINITIONS. For purposes of this
                  Section, the following specialized terms will have the following meanings:

                  (i) "BASE PERIOD INCOME". "Base Period Income" is an amount equal to Executive's "annualized includable compensation" for the "base period" as defined in Sections 28OG(d)(1) and(2)of the Code and the regulations adopted thereunder. Generally, Executive's "annualized includable compensation" is the average of his annual taxable income from the Company for the "base period," which is the five calendar years prior to the year in which the Change of Control occurs.

                  (ii) "CAP" OR 280G CAP". "Cap" or "28OG Cap" shall mean an amount equal to 2.99 times Executive's "Base Period Income." This is the maximum amount which he may receive without becoming subject to the excise tax imposed by Section 4999 of the

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                                                                   EXHIBIT 10.45

                           Code or which Company may pay without loss of deduction under Section 28OG of the Code.

                  (iii) "TOTAL PAYMENTS". The "Total Payments" include any "payments in the nature of compensation" (as defined in Section 280G of the Code and the regulations adopted thereunder), made pursuant to this Agreement or otherwise, to or for Executive's benefit, the receipt of which is contingent or deemed contingent on a Change of Control and to which Section 28OG of the Code applies.

                  (h) EFFECT OF REPEAL. In the event that the provisions of Sections 28OG and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.

                  (i) EMPLOYMENT BY SUCCESSOR. For purposes of this Agreement employment by a successor of Company or a successor of any subsidiary of Company that has assumed this Agreement shall be considered to be employment by Company or one of its subsidiaries. As a result, if Executive is employed by such a successor following a Change in Control, he will not be entitled to receive the benefits provided by Section 8 unless his employment with the successor is subsequently terminated without Cause or he terminates his employment for Good Reason.

         9.       CONFIDENTIALITY.

                  Because of Executive's knowledge of and participation in executive issues and decisions as a result of his present and former executive positions, for purposes of Sections 9 and 10 of this Agreement, "Company" shall be interpreted to include Company and all of Company's direct and indirect subsidiaries.

                  Executive covenants and agrees to hold in strictest confidence, and not disclose to any person, firm or company, without the express written consent of Company, any and all of Company's confidential data, including but not limited to information and documents concerning Company's business, customers, and suppliers, market methods, files, trade secrets, or other "know-how" or techniques or information not of a published nature or generally known (for the duration they are not published or generally known) which shall come into his possession, knowledge, or custody concerning the business of Company, except as such disclosure may be required by law or in connection with Executive's employment hereunder or except as such matters may have been known to Executive at the time of his employment by Company. This covenant and agreement of Executive shall survive this Agreement and continue to be binding upon Executive after the expiration or termination of this Agreement, whether by passage of time or otherwise so long as such information and data shall be treated as confidential by Company.

         10.      RESTRICTIVE COVENANTS.

                  (a) COVENANT-NOT-TO-COMPETE. In consideration of Company's agreements contained herein and the payments to be made by it to Executive pursuant hereto, Executive agrees that, for a period of time equal to the time remaining in the Initial Term or any Renewal Term (or if, but only if, a court or tribunal of final authority finds that this period is unenforceable because it is unreasonably long, then, if it would shorten the duration, for one (1)
year) following his termination of employment and so long as Company is continuously not in default of its obligations to provide payments or employment-type benefits to Executive hereunder or under any other agreement, covenant, or obligation, he will not, without prior written consent of Company, consult with or act as an advisor to another company about activity which is a "Competing Business" of such company in the Restricted Territory, as defined below. For purposes of this Agreement, Executive shall be deemed to be engaged in a "Competing Business" if, in any capacity, including but not limited to proprietor, shareholder, partner,

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

                                                                   EXHIBIT 10.45

officer, director or employee, he engages or participates, directly or indirectly, in the operation, ownership or management of the activity of any proprietorship, partnership, company or other business entity which activity is competitive with the then actual business in which Company is engaged on the date of, or any business contemplated by the Company's business plan in effect on the date of notice of, Executive's termination of employment. Nothing in this subparagraph is intended to limit Executive's ability to own equity in a public company constituting less than five percent (5%) of the outstanding equity of such company, when Executive is not actively engaged in the management thereof. If requested by Executive, Company shall furnish Executive with a good-faith written description of the business or businesses in which Company is then actively engaged or which is contemplated by the Company's current business plan within 30 days after such request is made, and only those activities so timely described in which Company is, in fact, actively engaged or which are so contemplated may be treated as activities which are competitive with Company.

                  (b) NON-SOLICITATION. Executive recognizes that Company's customers are valuable and proprietary resources of Company. Accordingly, Executive agrees that for a period of one year following his termination of employment, and only so long as Company is continuously not in default of its obligations to provide payments or employment-type benefits to Executive hereunder or under any other agreement, covenant, or obligation, he will not directly or indirectly, through his own efforts or through the efforts of another person or entity, solicit business in the Restricted Territory for or in connection with any Competing Business from any individual or entity which obtained products or services from Company at any time during Executive's employment with Company; he will not solicit business for or in connection with a Competing Business from any individual or which may have been solicited by Executive on behalf of Company and he will not solicit, hire or engage employees of Company who would have the skills and knowledge necessary to enable or assist efforts by Executive to engage in a Competing Business.

                  (c). REMEDIES: REASONABLENESS. Executive acknowledges and agrees that a breach by Executive of the provisions of this Section 10 will constitute such damage as will be irreparable and the exact amount of which will be impossible to ascertain and, for that reason, agrees that Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining and enjoining Executive from violating the provisions of this Section. The right to an injunction shall be in addition to and not in lieu of any other remedy available to Company for such breach or threatened breach, including the recovery of damages from Executive.

                  Executive expressly acknowledges and agrees that (i) the Restrictive Covenants contained herein are reasonable as to time and geographical area and do not place any unreasonable burden upon him; (ii) the general public will not be harmed as a result of enforcement of these Restrictive Covenants; and (iii) Executive understands and hereby agrees to each and every term and condition of the Restrictive Covenants set forth in this Agreement.

                  Executive also expressly acknoledges and agrees that Executive's covenants and agreements in this Section 10 shall survive this Agreement and continue to be binding upon Executive after the expiration or termination of this Agreement, whether by passage of time or otherwise

                  (d) RESTRICTED TERRITORY. Executive and Company understand and agree that Company's business is not geographically restricted and is unrelated to the physical location of Company facilities or the physical location of any Competing Business, due to extensive use of the Internet, telephones, facsimile transmissions and other means of electronic information and product distribution. Executive and Company further understand and agree that Executive will, in part, work toward expanding the Company's markets and geographic business territories, and will be compensated for performing this work on behalf of Company.

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

                                                                   EXHIBIT 10.45

                  Accordingly, Company has a protectable business interest in, and the parties intend the Restricted Territory to encompass, each and every location from which Exectutive could engage in Competing Business in any country, state, province, county or other political subdivision in which Company has customers, employees, suppliers, distributors or other business partners or operations. If, but only if, this Restrictive Territory is held to be invalid on the ground that it is unreasonably broad, the Restricted Territory shall include each location from which Executive can conduct business in any of the following locations: the United States (including each state in which the Company conducts sales or operations), Canada, the United Kingdom, and each policital subdivision of each of the foregoing countries. If, but only if, this Restrictive Territory is held to be invalid on the grounds that it is unreasonably broad, then the restricted territory shall be the United States (including each state in which the Company conducts sales or operations), Canada, the United Kingdom, any other country in which the Company conducts sales or operations, and each policital subdivision of each of the foregoing countries in which Company can articulate a legitimate protectible business interest.

         11.      DISPUTE RESOLUTION.

                  (a) MEDIATION. Any and all disputes arising under, pertaining to or touching upon this Agreement, or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator. Notwithstanding the foregoing, both Executive and Company may seek preliminary injunctive or other judicial relief if such action is necessary to avoid irreparable damage during the pendency of the proceedings described in this Section 11. Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the address specified in Section 13. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation hearing will occur at a time and place convenient to the parties in Maricopa County, Arizona, within thirty
(30) days of the date of selection or appointment of the mediator. Mediation or the waiver of mediation by both parties shall be a condition precedent to Arbitration.

                  (b) ARBITRATION. In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before an independent arbitrator. The mediator shall not serve as the arbitrator. EXCEPT AS PROVIDED IN SECTION 11 (a), ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION, TERMINATION BY ALLEGED BREACH OF CONTRACT OR POLICY, OR ALLEGED EMPLOYMENT TORT COMMITTED BY COMPANY OR A REPRESENTATIVE OF COMPANY, INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL BE RESOLVED PURSUANT TO THIS SECTION 11 AND THERE SHALL BE NO RECOURSE TO COURT, WITH OR WITHOUT A JURY TRIAL.

The arbitration hearing shall occur at a time and place convenient to the parties in Maricopa County, Arizona, within sixty (60) days of selection or appointment of the arbitrator unless such time period is extended by the arbitrator for good cause shown. If Company has adopted, with the consent of Executive, a policy that is applicable to arbitrations with executives, the arbitration shall be conducted in accordance with said policy, to the extent that the policy is consistent with this Agreement and the Federal Arbitration Act, 9 U.S.C. ss.ss. 1-16. If no such policy has been adopted, the arbitration shall be governed by the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") in effect on the date of the first notice of demand for arbitration. Notwithstanding any provisions in such rules to the contrary, the arbitrator shall issue findings of fact and conclusions of law, and an award, within f if teen (15) days of the date of the hearing unless the parties otherwise agree.

                  (c) PROCEDURE. Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.
C. SS 1-16, except that court review of the arbitrator's award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

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

                                                                   EXHIBIT 10.45

                  (d) EXPENSES. The costs and expenses of any arbitration shall be borne by Company. Should Executive or Company, at any time, initiate mediation or arbitration for breach of this Agreement, Company shall reimburse Executive for all amounts spent by Executive to pursue such mediation or arbitration (including reasonable attorneys fees and costs), regardless of the outcome, unless the mediator or arbitrator finds Executive's action to have been frivolous and without merit.

         12.      BENEFIT AND BINDING EFFECT

                  This Agreement shall inure to the benefit of and be binding upon Company, its successors and assigns, including but not limited to any company, person, or other entity which may acquire all or substantially all of the assets and business of Company or any company with or into which Company may be consolidated or merged, and Executive, his heirs, executors, administrators, and legal representatives, provided that the obligations of Executive may not be delegated.

         13.      NOTICES

                  All notices hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid and return receipt requested:

                  If to Company, to:           Insight Enterprises, Inc.
                                               Attn:  CEO and General Counsel
                                               1305 West Auto Drive
                                               Tempe, Arizona 85283

                  With a copy to:              The Chairman of Company's
                                               Compensation Committee

                  If to Executive, to:         P. Robert Moya
                                               5119 E. Desert Park Lane
                                               Paradise Valley, Arizona 85253

Either party may change the address to which notices are to be sent to it by giving ten (10) days written notice of such change of address to the other party in the manner above provided for giving notice. Notices will be considered delivered on personal delivery or on the date of deposit in the United States mail in the manner provided for giving notice by mail.

         14.      ENTIRE AGREEMENT

                  The entire understanding and agreement between the parties has been incorporated into this Agreement, and this Agreement supersedes all other agreements and understandings between Executive and Company with respect to the relationship of Executive with Company, except with respect to other continuing or future bonus, incentive, stock option, health, benefit and similar plans or agreements.

         15.      GOVERNING LAW

                  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona.

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                                                                   EXHIBIT 10.45

         16.      CAPTIONS

                  The captions included herein are for convenience and shall not constitute a part of this Agreement.

         17.      DEFINITIONS

                  Throughout this Agreement, certain defined terms will be identified by the capitalization of the first letter of the defined word or the first letter of each substantive word in a defined phrase. Whenever used, these terms will be given the indicated meaning.

         18.      SEVERABILITY

                  If any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law. Any such reformation shall be read as narrowly as possible to give the maximum effect to the mutual intentions of Executive and Company.

         19.      TERMINATION OF EMPLOYMENT

                  The termination of this Agreement by either party also shall result in the termination of Executive's employment relationship with Company in the absence of an express written agreement providing to the contrary. Neither party intends that any oral employment relationship continue after the termination of this Agreement.

         20.      TIME IS OF THE ESSENCE

                  Company and Executive agree that time is of the essence with respect to the duties and performance of the covenants and promises of this Agreement.

         21.      NO CONSTRUCTION AGAINST EITHER PARTY

                  This Agreement is the result of negotiation between Company and Executive and both have had the opportunity to have this Agreement reviewed by their legal counsel and other advisors. Accordingly, this Agreement shall not be construed for or against Company or Executive, regardless of which party drafted the provision at issue. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either party. The Section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement in any way. Whenever the words "include," "includes," or "including" are used in the Agreement, they shall be deemed to be followed by the words "without limitation.

                                                                   EXHIBIT 10.45

                                                INSIGHT ENTERPRISES, INC., a
                                                Delaware Corporation

                                                By: /s/ Timothy A. Crown
                                                    --------------------
                                                    Timothy A. Crown
                                                    Its CEO

                                                By: /s/ P. Robert Moya
                                                    ------------------
                                                    P. Robert Moya

                                       16